Exhibit 99.1
Expedia, Inc. Reports Fourth Quarter and Full Year 2007 Results
Merchant Hotel & Advertising Drive 2007 OIBA Growth, $625 Million in Free Cash Flow
BELLEVUE, Wash.—February 7, 2008—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its fourth quarter and year ended December 31, 2007.
“2007 was a very good year for Expedia, with acceleration in nearly every key financial metric,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “We ended the year on higher ground with a stabilized supplier outlook, expanded global reach, established media businesses and sharpened marketing prowess. At the same time, we continued to make strides in capital efficiency by leveraging our balance sheet to meaningfully reduce our share base with an eye toward further repurchases.”
“Through significant investment, innovation and execution, Expedia delivered four consecutive quarters of top-line growth acceleration in 2007,” said Dara Khosrowshahi, Expedia Inc.’s CEO and President. “While we’re pleased by our return to OIBA growth in 2007 and mindful of potential challenges from near-term economic conditions, we will continue to invest in further growth opportunities in 2008 and beyond to drive long-term shareholder value.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y	Year Ended	Year Ended	Y / Y
Metric	Ended 12.31.07	Ended 12.31.06	Growth	12.31.07	12.31.06	Growth
Gross bookings	$4,596.3	$3,686.7	25%	$19,983.3	$17,160.6	16%
Revenue	665.3	531.3	25%	2,665.3	2,237.6	19%
Revenue margin	14.47%	14.41%	+6 bps	13.34%	13.04%	+30 bps
Gross profit	518.9	409.5	27%	2,102.9	1,734.9	21%
Operating income before amortization* (“OIBA”)	165.2	146.2	13%	669.5	599.0	12%
Operating income	128.3	99.5	29%	529.1	351.3	51%
Adjusted net income *	94.6	98.1	(4%)	391.1	390.5	0%
Net income	65.4	67.1	(3%)	295.9	244.9	21%
Adjusted EPS *	$0.31	$0.28	11%	$1.22	$1.09	12%
Diluted EPS	$0.22	$0.20	10%	$0.94	$0.70	34%
Free cash flow *	(282.3)	(131.2)	(115%)	625.4	524.8	19%

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 17-20 herein for an explanation of non-GAAP measures used throughout this release.

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Discussion of Results — Fourth Quarter 2007
Gross Bookings & Revenue
Gross bookings increased 25% for the fourth quarter of 2007 compared with the fourth quarter of 2006. North America bookings increased 18%, Europe bookings increased 47% (35% excluding the net benefit from foreign exchange) and Other bookings (primarily Expedia® Corporate Travel and our Asia Pacific operations) increased 36%.
Revenue increased 25% for the fourth quarter, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue. North America revenue increased 19%, Europe revenue increased 39% (29% excluding foreign exchange) and Other revenue increased 42%.
Worldwide merchant hotel revenue increased 23% for the fourth quarter due to an 18% increase in room nights stayed, including rooms delivered as a component of vacation packages, and a 4% increase in revenue per room night. Revenue per room night increased due to a 6% increase in worldwide average daily rates (“ADRs”), partially offset by a 61 basis point decline in hotel raw margin.
Worldwide air revenue increased 13% for the fourth quarter due to a 14% increase in air tickets sold, partially offset by a 2% decrease in revenue per air ticket. The decrease in revenue per air ticket primarily reflects reduced consumer air fees versus the prior year period.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services, agency hotel and cruises), increased 42% for the fourth quarter due primarily to increased advertising and media revenues and car rental revenues.
Package revenue increased 20% compared with the prior year period primarily due to higher worldwide package bookings as well as increased revenue margin compared with the prior year period.
Revenue as a percentage of gross bookings (“revenue margin”) was 14.47% for the fourth quarter, an increase of 6 basis points. North America revenue margin increased 20 basis points to 14.40%, Europe revenue margin decreased 89 basis points to 16.97%, and Other revenue margin increased 40 basis points to 9.62%. The fourth quarter increase in North America revenue margin was primarily due to an increased mix of advertising and media revenues as compared to fourth quarter 2006. Europe revenue margin decreased primarily due to lower revenue from more competitive hotel pricing, the impact of foreign exchange, and lower consumer air fees.
Profitability
Gross profit for the fourth quarter of 2007 was $519 million, an increase of 27% compared with the fourth quarter of 2006 primarily due to increased revenue and a 92 basis point improvement in gross margin to 77.99%. The gross margin increase was primarily due to an increased mix of advertising and media revenue and cost reductions from our various efficiency initiatives.
OIBA for the fourth quarter increased 13% to $165 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 270 basis points to 24.83%, primarily reflecting higher growth in sales and marketing expenses excluding stock-based compensation as a percentage of revenue. Operating income increased 29% to $128 million primarily due to the same factors driving OIBA growth as well as lower intangible amortization and stock-based compensation expense.
Adjusted net income for the fourth quarter decreased $4 million compared to the prior year period as higher OIBA was offset by a net increase in foreign exchange losses and an increase in net interest expense. Net income decreased $2 million due to the same factors impacting adjusted net income as well as a higher effective tax rate. Fourth quarter adjusted EPS and diluted EPS were $0.31 and $0.22, respectively. These measures increased 11% and 10% due to lower net share counts resulting from share repurchase activity during 2007.

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Discussion of Results — Full Year 2007
Gross Bookings & Revenue
Gross bookings increased 16% in 2007 compared with 2006. North America bookings increased 9%, Europe bookings increased 41% (32% excluding the net benefit from foreign exchange) and Other bookings increased 28%.
Revenue increased 19% for the year, primarily driven by increased worldwide merchant hotel revenue and advertising and media revenue. North America revenue increased 14%, Europe revenue increased 34% (26% excluding foreign exchange) and Other revenue increased 35%.
Worldwide merchant hotel revenue increased 19% in 2007 due to a 12% increase in room nights stayed, including rooms delivered as a component of vacation packages, and a 6% increase in revenue per room night. Revenue per room night increased due to a 6% increase in worldwide ADRs, partially offset by a 13 basis point decline in hotel raw margin.
Worldwide air revenue decreased 2% in 2007 due to a 12% decrease in revenue per air ticket, partially offset by a 12% increase in air tickets sold. The decrease in revenue per air ticket primarily reflects decreased compensation from air carriers and global distribution system (“GDS”) providers, and to a lesser extent, reduced consumer air fees.
Worldwide revenue from products and services other than merchant hotel and air (including advertising and media, car rentals, destination services, agency hotel and cruises), increased 38% in 2007 due primarily to increased advertising and media revenues and car rental revenues.
Package revenue increased 7% compared with the prior year period primarily due to higher European package bookings compared with the prior year period.
Revenue margin was 13.34% in 2007, an increase of 30 basis points. North America revenue margin increased 53 basis points to 13.62%, Europe revenue margin decreased 69 basis points to 14.37%, and Other revenue margin increased 45 basis points to 8.80%. The increase in 2007 worldwide revenue margin was primarily due to an increased mix of advertising revenue, partially offset by lower air revenue per ticket. The increase in North America revenue margin was primarily due to an increased mix of advertising and media revenues. Europe revenue margin decreased primarily due to lower air commissions and consumer fees as well as lower revenue from more competitive hotel pricing.
Profitability
Gross profit for 2007 was $2.10 billion, an increase of 21% compared with 2006 primarily due to increased revenue and a 136 basis point improvement in gross margin to 78.90%. The gross margin increase was primarily due to an increased mix of advertising and media revenue and cost reductions from our various efficiency initiatives.
OIBA increased 12% to $669 million, driven primarily by higher revenue. OIBA as a percentage of revenue decreased 165 basis points to 25.12%, primarily reflecting higher growth in sales and marketing expenses excluding stock-based compensation as a percentage of revenue, partially offset by a higher gross margin. Operating income increased 51% to $529 million primarily due to the same factors driving OIBA growth and lower expenses related to intangible assets and an intangible asset impairment charge in 2006.
Adjusted net income for the year increased $1 million compared with 2006 due to higher OIBA, largely offset by net losses from foreign currency and increases in net interest expense. Net income increased $51 million due to the same factors impacting adjusted net income as well as lower amortization of intangible assets compared to 2006 and an impairment charge in the prior year. 2007 adjusted EPS and diluted EPS were $1.22 and $0.94, respectively. These measures increased 12% and 34% due to the same factors impacting adjusted net income and net income, as well as lower net share counts from share repurchase activity.
Cash Flows & Working Capital
Net cash provided by operating activities in 2007 was $712 million and free cash flow was $625 million. Both measures include $244 million of benefit from net changes in operating assets and liabilities primarily related to our merchant hotel business. Free cash flow in 2007 increased $101 million primarily due to greater benefit from net changes in operating assets and liabilities and higher OIBA.

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Recent Highlights
     Global Presence
•	Gross bookings from Expedia, Inc.’s international points of sale were $1.54 billion and $6.19 billion in the fourth quarter and year ended December 31, 2007, accounting for 34% and 31% of worldwide bookings, up from 29% and 26% in the prior year periods. International revenue, including the TripAdvisor international websites beginning in 2007, was $238 million and $853 million in the fourth quarter and year ended December 31, 2007, or 36% and 32% of worldwide revenue, up from 31% and 28% in the prior year periods.

•	Expedia Corporate Travel (“ECT”) celebrated its fifth anniversary and announced its Asia Pacific launch through a strategic partnership with eLong™, Inc., providing access to fully localized service, global reporting and in-country call support to ECT clients doing business in China.

•	Expedia, Inc. launched six new European points of sale including www.expedia.ie in Ireland, its 16th Expedia®-branded site, and five new Hotels.com®-branded local language sites in the Czech Republic, Greece, Hungary, Iceland, and Turkey.

•	TripAdvisor® Media Network expanded its global presence with launches of UK sites www.CruiseCritic.co.uk and www.BookingBuddy.co.uk.
     Brand Portfolio
•	Expedia.com® teamed up with the National Football League in a multi-year sponsorship agreement. As the Official Travel Sponsor of the NFL, Expedia.com offers year-round travel incentives to nearly 170 million NFL fans as well as unique packages and sweepstakes for marquee events like the Super Bowl and the Pro Bowl.

•	For the second year in a row, Hotwire.com™ was recognized for providing the “Highest Customer Satisfaction for Independent Travel Web Sites” according to J.D. Power and Associates’ 2007 Independent Travel Web Site Satisfaction StudySM (For J.D. Power and Associates award information including information about the study see www.jdpower.com).

•	In less than three months since its launch, the Citi PremierPass®/Expedia.com Card was named the “Best Card for Travel Rewards,” by SmartMoney magazine for its combination of value and flexibility.

•	Expedia.co.uk was honored as “Europe’s Leading Travel Agency” at the annual World Travel Awards, and also won the UK Travel Weekly Globe Award for “Best Online Booking Website” based on votes by readers of Associated Newspapers publications.

•	Expedia, Inc. and CruiseShipCenters International, Inc. (“CSC”) unveiled their combined brand, Expedia CruiseShipCenters®, and began offering travel products through home-based agents in the US and through their first co-branded store in Bellevue, WA.

•	TripAdvisor has launched several leading travel applications on Facebook, including Cities I’ve Visited, Traveler IQ Challenge and Local Picks, which combined have exceeded 6 million cumulative installations.
     Content & Innovation
•	ECT launched a “Specials” page on its US site highlighting exclusive offers, including deeply discounted hotels, specific flights, and upgrades.

•	Expedia.ca integrated CSC’s cruise content and rates in a “Cruise” tab which was recently added to the site.

•	Hotels.com created a customized version of its site for the Apple iPhone and iPod touch as well as a “Hotels Near Friends” application on Facebook, which allows users to locate the 30 hotels closest to each friend and book stays at those properties.

•	Expedia.de launched a “beach inspiration” tool to help travelers plan trips to over 300 beaches in the Mediterranean and Canary Islands. The tool features panoramic views, detailed area information and package deals, and enables search by sand quality, crowd demographic, location, and palm tree incidence.
     Partner Services Group (“PSG”)
•	Expedia signed multi-year agreements with InterContinental Hotels Group, Starwood Hotels and Resorts and Kimpton Hotel & Restaurant Group, ensuring availability of these hotel chains’ rooms and pricing across the Company’s worldwide points of sale.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$665,302	$531,288	$2,665,332	$2,237,586
Cost of revenue(1)	146,404	121,781	562,401	502,638

Gross profit	518,898	409,507	2,102,931	1,734,948

Operating expenses:
Selling and marketing(1)	235,046	171,417	992,560	786,195
General and administrative(1)	85,989	79,079	321,250	289,649
Technology and content(1)	51,268	35,505	182,483	140,371
Amortization of intangible assets	18,257	23,906	77,569	110,766
Impairment of intangible asset	—	—	—	47,000
Amortization of non-cash distribution and marketing	—	60	—	9,638

Operating income	128,338	99,540	529,069	351,329

Other income (expense):
Interest income	8,709	11,733	39,418	32,065
Interest expense	(17,878)	(10,036)	(52,896)	(17,266)
Other, net	(5,154)	1,721	(18,607)	18,770

Total other income (expense), net	(14,323)	3,418	(32,085)	33,569

Income before income taxes and minority interest	114,015	102,958	496,984	384,898
Provision for income taxes	(49,884)	(35,928)	(203,114)	(139,451)
Minority interest in (income) loss of consolidated subsidiaries, net	1,226	110	1,994	(513)

Net income	$65,357	$67,140	$295,864	$244,934

Net earnings per share available to common stockholders:
Basic	$0.23	$0.20	$1.00	$0.72
Diluted	0.22	0.20	0.94	0.70

Shares used in computing earnings per share:
Basic	283,823	330,294	296,640	338,047
Diluted	300,530	343,586	314,233	352,181

(1) Includes stock-based compensation as follows:
Cost of revenue	$814	$1,772	$2,893	$8,399
Selling and marketing	3,704	4,228	12,472	15,893
General and administrative	9,495	11,394	31,851	36,877
Technology and content	4,587	5,344	15,633	19,116

Total stock-based compensation	$18,600	$22,738	$62,849	$80,285

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$617,386	$853,274
Restricted cash and cash equivalents	16,655	11,093
Accounts and notes receivable, net of allowance of $6,081 and $4,874	268,008	211,430
Prepaid merchant bookings	66,778	39,772
Income taxes receivable	5,395	—
Prepaid expenses and other current assets	71,433	62,249

Total current assets	1,045,655	1,177,818
Property and equipment, net	179,490	137,144
Long-term investments and other assets	93,182	59,289
Intangible assets, net	970,757	1,028,774
Goodwill	6,006,338	5,861,292

TOTAL ASSETS	$8,295,422	$8,264,317

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$704,044	$600,192
Accounts payable, other	148,233	120,545
Accrued expenses	288,712	171,799
Deferred merchant bookings	609,117	466,474
Deferred revenue	11,957	10,317
Income taxes payable	—	30,902
Other current liabilities	12,289	2,359

Total current liabilities	1,774,352	1,402,588
Long-term debt	500,000	500,000
Credit facility	585,000	—
Deferred income taxes, net	351,168	361,967
Other long-term liabilities	204,886	33,716
Minority interest	61,935	61,756

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 751 and 846
Common stock $.001 par value	337	328
Authorized shares: 1,600,000,000
Shares issued: 337,056,760 and 328,066,276
Shares outstanding: 259,489,102 and 305,901,048
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,902,582	5,903,200
Treasury stock — Common stock, at cost	(1,718,833)	(321,155)
Shares: 77,567,658 and 22,165,228
Retained earnings	602,204	309,912
Accumulated other comprehensive income	31,765	11,979

Total stockholders’ equity	4,818,081	5,904,290

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,295,422	$8,264,317

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year ended December 31,
	2007	2006
Operating activities:
Net income	$295,864	$244,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	59,526	48,779
Amortization of intangible assets, non-cash distribution and marketing and stock-based compensation	140,418	200,689
Deferred income taxes	(1,583)	(10,652)
Unrealized (gain) loss on derivative instruments, net	5,748	(8,137)
Equity in (income) loss of unconsolidated affiliates	2,614	(2,541)
Minority interest in income (loss) of consolidated subsidiaries, net	(1,994)	513
Impairment of intangible asset	—	47,000
Foreign exchange (gain) on cash and cash equivalents, net	(12,524)	(37,182)
Other	3,801	1,100
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(44,363)	(32,148)
Prepaid merchant bookings and prepaid expenses	(32,378)	(20,694)
Accounts payable, other, accrued expenses and other current liabilities	51,702	59,858
Accounts payable, merchant	101,068	63,246
Deferred merchant bookings	142,608	59,450
Deferred revenue	1,562	3,225

Net cash provided by operating activities	712,069	617,440

Investing activities:
Capital expenditures	(86,658)	(92,631)
Acquisitions, net of cash acquired	(59,622)	(32,518)
Proceeds from sale of business to a related party	—	13,163
Increase in long-term investments and deposits	(33,226)	(1,514)

Net cash used in investing activities	(179,506)	(113,500)

Financing activities:
Credit facility borrowings	755,000	—
Credit facility repayments	(170,000)	(230,000)
Proceeds from issuance of long-term debt, net of issuance costs	—	495,346
Changes in restricted cash and cash equivalents	(6,494)	4,578
Proceeds from exercise of equity awards	55,038	35,258
Excess tax benefit on equity awards	95,702	1,317
Withholding taxes for stock option exercises	(121,208)	—
Treasury stock activity	(1,397,173)	(295,691)
Other, net	(844)	(1,036)

Net cash provided by (used in) financing activities	(789,979)	9,772
Effect of exchange rate changes on cash and cash equivalents	21,528	42,146

Net increase (decrease) in cash and cash equivalents	(235,888)	555,858
Cash and cash equivalents at beginning of year	853,274	297,416

Cash and cash equivalents at end of year	$617,386	$853,274

Supplemental cash flow information
Cash paid for interest	$49,266	$4,287
Income tax payments, net	78,345	126,126

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are generally recognized at the time the reservation is booked and primarily relate to air transactions.

•	Merchant bookings accounted for 41% of total gross bookings in the fourth quarter as compared to 39% in the prior year period. For full year 2007, merchant bookings represented 42% of total gross bookings compared with 41% in 2006. The year-over-year increases are primarily driven by a higher mix of Europe merchant bookings and a lower mix of North America agency bookings.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call and data centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.

•	Cost of revenue was 22.0% and 22.9% of revenue for the fourth quarters of 2007 and 2006. Excluding stock-based compensation, cost of revenue was 21.9% and 22.6% of revenue for the fourth quarters of 2007 and 2006. Cost of revenue excluding stock-based compensation decreased 71 basis points as a percentage of revenue due to an increased mix of advertising and media revenue and our various cost efficiency initiatives.

•	2007 cost of revenue was 21.1% of revenue compared with 22.5% in 2006. Excluding stock-based compensation, 2007 cost of revenue was 21.0% compared to 22.1% in 2006. The 110 basis point decrease was primarily due to an increased mix of advertising and media revenue and our various cost efficiency initiatives.

•	Cost of revenue includes depreciation expense of $4 million and $3 million for the fourth quarters of 2007 and 2006, and $15 million and $10 million for full years 2007 and 2006.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the fourth quarter and full year periods of 2007 and 2006 were as follows (some numbers may not add due to rounding):

	Operating Expenses			As a % of Revenue			Operating Expenses			As a % of Revenue
	Three months ended			Three months ended			Years ended			Years ended
	December 31,			December 31,		Δ in	December 31,			December 31,		Δ in
	2007	2006	Growth	2007	2006	bps	2007	2006	Growth	2007	2006	bps
Selling and marketing	$231.3	$167.2	38%	34.8%	31.5%	330	$980.1	$770.3	27%	36.8%	34.4%	235
General and administrative	76.5	67.7	13%	11.5%	12.7%	(124)	289.4	252.8	14%	10.9%	11.3%	(44)
Technology and content	46.7	30.2	55%	7.0%	5.7%	134	166.9	121.3	38%	6.3%	5.4%	84

Total operating expenses	$354.5	$265.0	34%	53.3%	49.9%	340	$1,436.3	$1,144.3	26%	53.9%	51.1%	275
Operating expenses include $12 million and $10 million of depreciation expense for the quarters ended December 31, 2007 and 2006, and $44 million and $39 million for full years 2007 and 2006.
     Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to direct advertising expense, including television, radio and print spending, as well as traffic generation costs from search engines, internet portals and our private label and affiliate programs.

o	Approximately 26% and 27% of selling and marketing expense in the fourth quarters ended December 31, of 2007 and 2006 relate to indirect costs including personnel in PSG, ECT, Expedia Local Expert (“ELE”) and TripAdvisor.

o	The 38% increase in selling and marketing expense in the fourth quarter was primarily due to increased direct online and brand spend to support our worldwide points of sale, including spend in Europe for our Hotels.com, Expedia and TripAdvisor sites as well as our private label and affiliate channels; in North

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America for Hotels.com, our TripAdvisor network, Expedia.com, and Hotwire; as well as increased personnel costs related to PSG, TripAdvisor, our European businesses, ELE, ECT and other teams.

o	Selling and marketing expense increased 27% for full year 2007 compared to 2006 primarily due to increased direct online and brand spend to support our worldwide points of sale including spend in Europe for our Hotels.com, Expedia and TripAdvisor sites as well as our private label and affiliate channels; in North America for our TripAdvisor network, Expedia.com, Hotels.com, and Hotwire; as well as increased personnel costs related to TripAdvisor, PSG, our European businesses, ELE, ECT and other teams.

o	We expect selling and marketing expense to increase as a percentage of revenue in 2008 as compared to 2007 as we continue to support our established brands and geographies, grow our earlier stage international markets, increase our use of brand spend as markets reach scale, anticipate continued keyword inflation, invest in our global advertising and media businesses and expand our corporate travel sales, destination services and market management teams.
     General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax, technology and human resources functions, and fees for professional services that typically relate to legal, tax or accounting engagements.

o	The 13% increase in general and administrative expense in the fourth quarter was primarily due to payroll taxes related to stock option exercises, personnel costs related to expansion of our European businesses and information technology (IT) group, and increased incentive accruals.

o	General and administrative expense increased 14% for full year 2007 compared to 2006 primarily due to increased incentive accruals, personnel costs primarily related to expansion of our IT function, our European businesses and our TripAdvisor network, as well as legal expenses and payroll taxes related to stock option exercises.

o	We expect general and administrative expense as a percentage of revenue in 2008 to remain relatively similar to 2007.
     Technology and Content (non-GAAP)
o	Technology and content expense includes product development expenses principally related to payroll and related expenses, hardware and software expenditures and software development cost amortization.

o	The 55% and 38% increases in technology and content expense in the fourth quarter and year ended December 31, 2007 was due to increased personnel costs related to both our in-house and offshore development teams and amortization of capitalized software costs, a significant amount of which relates to projects we began putting into service beginning with the fourth quarter of 2006 and throughout 2007.

o	Given our historical and ongoing investments in our enterprise data warehouse, re-platforming, geographic expansion, data centers, redundancy, call center technology, site merchandising, content management, site monitoring, networking, corporate travel, supplier integration and other initiatives, we expect technology and content expense to increase in absolute dollars, and as a percentage of revenue in 2008 as compared to 2007.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003 we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	Fourth quarter stock-based compensation expense was $19 million, consisting of $16 million in expense related to RSUs and $3 million in stock option expense.

•	Fourth quarter stock-based compensation decreased $4 million compared to the prior year period primarily due to completed vesting of previous option awards, offset partially by higher expense related to RSU grants.

•	Stock-based compensation expense for 2007 was $63 million, consisting of $49 million in expense related to RSUs and $14 million in stock option expense. Stock-based compensation decreased $17 million from the prior year amount due to reduced stock option expense, offset partially by higher expense related to RSU grants.

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•	Assuming, among other things, no modification of existing awards, significant incremental award grants, adjustments to forfeiture estimates or meaningful changes in our stock price, we expect annual stock-based compensation expense will be less than $70 million in 2008.
Other, Net
•	The $7 million decrease in other, net for the fourth quarter primarily relates to a $7 million net foreign exchange loss in the fourth quarter of 2007, compared with a $7 million gain in the prior year period, which was partially offset by a less than $1 million gain on the Ask derivative, compared with a $3 million loss in the prior year period. In addition, we had a $1 million net gain on our equity investments in the fourth quarter, compared with a gain of less than $1 million in the prior year period.

•	Other, net decreased $37 million in 2007, primarily due to a $22 million net foreign exchange loss and $6 million loss on the Ask derivative in 2007, compared to $10 million and $8 million gains in the prior year, partially offset by $12 million related to a federal excise tax refund received during the year.
Income Taxes
•	The effective tax rates on GAAP pre-tax income were 43.8% and 40.9% for the fourth quarter and year ended December 31, 2007 compared with 34.9% and 36.2% in the prior year periods. The effective rate increased for the fourth quarter primarily due to higher state taxes and taxes related to our foreign operations, partially offset by tax return adjustments in the prior year period. The effective rate increased for full year 2007 primarily due to higher state taxes and non-deductible losses related to our derivative liabilities compared with a gain in 2006.

•	The effective tax rates on pre-tax adjusted income were 38.2% and 38.5% for the fourth quarter and year ended December 31, 2007 compared with 35.9% and 37.2% in the prior year periods. The effective rate increased for the fourth quarter primarily due to higher state taxes and taxes related to our foreign operations, partially offset by tax return adjustments in the prior year period. The effective rate increased for full year 2007 primarily due to higher state taxes and taxes related to our foreign operations. The effective rates in the fourth quarter and full year 2007 were higher than the statutory rate primarily due to state income taxes and taxes related to our foreign operations.

•	Cash paid for income taxes in 2007 was $78 million, a decrease of $48 million from the prior year primarily due to higher stock-based compensation related deductions. We anticipate lower stock-based compensation related deductions in 2008, and therefore expect tax-related payments for full year 2008 will increase compared with 2007.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to our international operations’ functional currencies. Management believes investors may find it useful to assess growth rates with and without the impact of foreign exchange.

•	The estimated impact on worldwide and Europe growth rates from foreign exchange in the fourth quarter and year ended December 31, 2007 was as follows (some numbers may not add due to rounding):

	Worldwide			Europe
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
		rates excluding	rates from		rates excluding	rates from
		foreign	foreign		foreign	foreign
	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
	rates	movements	movements	rates	movements	movements
Three months ended Dec. 31, 2007
Gross Bookings	24.7%	20.8%	3.9%	46.8%	34.6%	12.2%
Revenue	25.2%	21.2%	4.0%	39.5%	28.8%	10.7%

Year ended Dec. 31, 2007
Gross Bookings	16.4%	14.2%	2.3%	40.7%	31.6%	9.1%
Revenue	19.1%	16.7%	2.5%	34.3%	26.1%	8.2%

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•	The positive impact of foreign exchange on our cash balances denominated in foreign currency was $22 million in 2007, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount reflects a net decrease of $21 million from 2006 primarily due to a lower net gain from holding or converting foreign currencies compared to the prior year.
Acquisitions
•	The impact of acquisitions, primarily related to our media content business, on the growth of gross bookings, revenue and OIBA in the fourth quarter and year ended December 31, 2007 is as follows (some numbers may not add due to rounding):

	Three months ended Dec. 31, 2007			Year ended Dec. 31, 2007
			Impact on			Impact on
		Y/Y growth	Y/Y growth		Y/Y growth	Y/Y growth
	Y/Y growth	rates excluding	rates from	Y/Y growth	rates excluding	rates from
	rates	acquisitions	acquisitions	rates	acquisitions	acquisitions
Gross Bookings	24.7%	24.5%	0.2%	16.4%	16.3%	0.1%
Revenue	25.2%	23.3%	2.0%	19.1%	17.4%	1.7%
OIBA	13.1%	12.6%	0.5%	11.8%	10.4%	1.4%
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and restricted cash totaled $634 million at December 31, 2007. This amount includes $17 million in restricted cash and cash equivalents primarily related to merchant air revenue transactions, and $158 million of cash at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.

•	The $230 million decrease in cash, cash equivalents and restricted cash for 2007 principally relates to $1.4 billion in treasury stock activity primarily related to tender offer repurchases of 55 million common shares, $121 million in withholding taxes for stock option exercises, $93 million in acquisitions, long-term investments and deposits, $87 million of capital expenditures and $78 million in cash tax payments, partially offset by $670 million in OIBA, $585 million in net revolver borrowings, $220 million net benefit from changes in operating assets and liabilities, $55 million in proceeds from equity award exercises and a $22 million increase in gains from holding or converting foreign currencies.
Accounts and Notes Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertising partners as well as receivables related to agency transactions including those due from airlines and global distribution system partners.

•	Accounts and notes receivable increased $57 million from December 31, 2006 primarily due to growth in various lines of our business including acquisitions made in 2007.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. The $27 million increase in prepaid merchant bookings from December 31, 2006 is due to certain package transactions that were migrated to the merchant model in 2007 which were on the agency model in 2006.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.
Income Taxes Receivable and Payable
•	We had income taxes receivable of $5 million at December 31, 2007 compared to income taxes payable of $31 million in the prior year primarily due to the reclassification of $43 million of net liabilities related to uncertain tax positions to other long-term liabilities upon the adoption of FIN 48 on January 1, 2007.

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Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, equity investments and capitalized debt issuance costs.

•	Long-term investments and other assets increased $34 million from December 31, 2006 primarily due to a first quarter equity investment in a travel company.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of Hotels.com, Expedia.com and Hotwire.com.

•	Goodwill increased $145 million primarily due to acquisitions completed since December 31, 2006.

•	$867 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks.

•	$104 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $18 million for the fourth quarter and $78 million for full year 2007, compared with $24 million and $111 million for the prior year periods. The decreases were primarily due to the completed amortization of certain technology and supplier intangible assets over the past year. Assuming no impairments or additional acquisitions, we expect amortization expense for definite lived intangibles of $57 million in 2008 and $18 million in 2009.
Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business.

•	Accounts payable, other increased $28 million from December 31, 2006 primarily due to purchases of servers and network equipment and accrued marketing expenses related to increased marketing efforts at our various points of sale.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not meaningfully change, we expect that changes in working capital related to this business will continue to be a positive contributor to operating and free cash flow. If this business declines or if the model changes significantly, it would negatively affect our working capital.

•	For the year ended December 31, 2007, the change in deferred merchant booking and accounts payable, merchant contributed $244 million to net cash provided by operating activities, primarily related to growth in our merchant hotel business.
Accrued Expenses
•	Accrued expenses principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, and accrued interest on our Notes and credit facility.

•	Accrued expenses include the fair value of our Ask derivative, which relates to notes which are due June 1, 2008 (see “Ask Derivative Liability”).

•	Accrued expenses increased $117 million from December 31, 2006 primarily due to an obligation to pay an additional purchase price of $92 million based on the financial performance of one of our acquisitions, which we expect to pay in the first half of 2008.

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Ask Derivative Liability
•	In connection with IAC/InterActiveCorp’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of our spin-off from IAC.

•	During 2007 notes were converted for approximately 290,000 common shares, which when combined with prior conversions of 3.5 million shares, leaves 0.5 million shares of Expedia common stock (or cash in equal value) due to Ask convertible note holders upon conversion. The Ask notes are due June 1, 2008; upon maturity our obligation to satisfy demands for conversion ceases.

•	The estimated fair value of the Ask derivative at December 31, 2007 was $15 million, and is recorded in accrued expenses on our consolidated balance sheet.

•	For 2007 we recorded a net unrealized loss of $6 million related to the Ask derivative due to changes in our share price during the year. This loss is reflected as an increase in accrued expenses, is recorded in other, net on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in the first quarter of 2008 related to any remaining liability as we adjust the fair value for changes in our stock price, as measured at the subsequent quarter-end, compared with the prior quarter-end.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. As of December 31, 2007, we had $585 million in borrowings outstanding under our revolver, which amount was primarily drawn in conjunction with the August 2007 funding of our 25 million share tender offer.

•	Outstanding borrowings bear interest based on our financial leverage, which based on our December 31, 2007 financials would equate to a base rate plus 75 basis points. At our discretion we can choose a base rate equal to (1) the greater of the Prime rate or the Federal Funds Rate plus 50 basis points or (2) various durations of LIBOR. The base rate on all borrowings is currently 1-month LIBOR.

•	As of December 31, 2007 we were in compliance with the leverage and net worth covenants under the credit facility. Outstanding letters of credit under the facility as of that date were $52 million, which balance reduces our available borrowing capacity.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “Notes”) due 2018, which were issued in August 2006. The Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the Notes at any time at our option.

•	Semi-annual interest expense related to the Notes is $19 million, paid on February 15 and August 15 of each year. Accrued interest related to the notes was $14 million at December 31, 2007 and $13 million at December 31, 2006, and such amounts are classified as accrued expenses on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities include $172 million in uncertain tax positions recorded under FIN 48, $127 million of which arose during 2007 and $45 million of which existed prior to the adoption of FIN 48 on January 1, 2007 and were classified as taxes payable in current liabilities, net of a $2 million federal benefit.

•	Other long-term liabilities also includes $21 million of derivative liabilities, primarily related to cross-currency swaps, which increased $8 million from December 31, 2006 primarily due to the weakening of the USD compared with the Euro.
Minority Interest
•	Minority interest primarily relates to the minority ownership position in eLong, an entity in which we own a 56% interest (51% fully-diluted) and results for which are consolidated for all periods presented.
Purchase Obligations and Contractual Commitments
•	At December 31, 2007 we have agreements with certain vendors under which we have future minimum obligations of $26 million in 2008 and $6 million in 2009. These minimum obligations for telecom, loyalty, software and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

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•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. Less than $1 million was drawn on the line of credit and no amounts were drawn on the credit facility as of December 31, 2007.

•	In June 2007, we entered into a lease for new headquarters office space located in Bellevue, Washington for which we will recognize rent expense beginning in May 2008 in addition to rent expense on our present location. The ten-year term and cash payments related to this lease are expected to begin in November 2008.

•	Our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after December 31, 2007 are $31 million for 2008, $32 million for 2009, $30 million for 2010, $28 million for 2011, $27 million for 2012 and $97 million for 2013 and thereafter.
Common Stock
•	In 2007 we completed two tender offers to purchase a total of 55 million shares of Expedia, Inc. at an average price of $25.18 for a total cost of $1.39 billion, excluding fees and expenses. The Company used $500 million in available borrowings under its revolving credit facility and approximately $885 million in cash to fund the tender offers. The Company’s directors and executive officers and Liberty Media Corporation did not tender any shares.

•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of January 18, 2008.
Warrants
•	As of December 31, 2007 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (representing an average of approximately $22 per Expedia, Inc. common share).

•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million other warrants outstanding.
Shelf Registration
•	In October we filed a shelf registration statement with the SEC, under which we may offer from time to time debt securities, guarantees of debt securities, preferred stock, common stock or warrants. The shelf registration statement expires in October 2010.
Stock-Based Awards
•	At December 31, 2007 we had 17.9 million stock-based awards outstanding, consisting of stock options to purchase 9.7 million common shares with a $24.74 weighted average exercise price and weighted average remaining life of 4.75 years, and 8.3 million RSUs.

•	During the fourth quarter 2007 we granted 0.1 million RSUs, primarily related to new hire grants.

•	For 2007, total equity grants were 3.8 million, or 2.3 million net of cancellations, expirations and forfeitures.

•	On October 8, 2007 Expedia’s Chairman and Senior Executive exercised options to purchase 9.5 million shares, which options would have otherwise expired on October 19, 2007, following their 10-year term. 2.3 million shares were withheld by Expedia to cover the exercise price of $8.59 per share and 3.5 million shares were withheld to cover tax obligations, with a net delivery to Mr. Diller of 3.7 million shares.

•	Expedia cancelled all withheld shares and made the required tax payments of $121 million in connection with Mr. Diller’s exercise. These tax payments appear in “Financing Activities” on our Statement of Cash Flows for the year ended December 31, 2007.

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Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the three months and 12 months ended December 31, 2007 are as follows (in 000’s):

	3 Months Ended	3 Months Ended	Year Ended	Year Ended
Shares	12.31.07	12.31.06	12.31.07	12.31.06

Basic shares	283,823	330,294	296,640	338,047

Options	3,063	7,339	7,384	7,744
Warrants	10,685	3,756	7,574	3,600
Derivative liabilities	463	867	510	1,463
RSUs	2,496	1,323	2,125	1,092
Other	—	7	—	235

Fully diluted shares	300,530	343,586	314,233	352,181
Additional RSUs, Adjusted Income method	5,736	5,849	6,237	6,189

Adjusted diluted shares	306,266	349,435	320,470	358,370

•	The decrease in basic, fully diluted and adjusted diluted shares for the quarter and year ended December 31, 2007 as compared to the prior year periods primarily relates to the completion of our tender offers for 55 million total shares in 2007.

•	The above decreases in diluted share counts were partially offset by dilution from warrants and RSUs related to the increase in our stock price and the accompanying impact of such increase on the treasury method calculation for dilutive securities.

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.

•	“Expedia Worldwide” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and worldwide ECT businesses, as well as affiliates. “Hotels.com Worldwide” gross bookings constitute bookings from all Hotels.com-branded properties, including our international sites and affiliates. “Other” gross bookings constitute bookings from Hotwire, eLong, and all brands other than Expedia Worldwide and Hotels.com Worldwide.

•	Metrics, with the exception of revenue and OIBA items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2005	2006				2007				Q4 Y/Y			2007 Y/Y
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Growth	2006	2007	Growth
Number of Transactions	8.7	10.5	10.6	10.4	8.9	11.0	12.0	12.1	10.6	18%	40.5	45.7	13%

Gross Bookings by Segment
North America	$2,624	$3,522	$3,445	$3,104	$2,666	$3,559	$3,723	$3,519	$3,136	18%	$12,737	$13,937	9%
Europe	510	780	752	792	677	1,032	1,035	1,163	994	47%	3,001	4,223	41%
Other	262	347	368	365	344	425	466	465	466	36%	1,423	1,823	28%

Total	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	$5,147	$4,596	25%	$17,161	$19,983	16%

Gross Bookings by Brand
Expedia Worldwide Sites	$2,707	$3,700	$3,614	$3,369	$2,984	$4,039	$4,130	$3,976	$3,621	21%	$13,667	$15,766	15%
Hotels.com Worldwide Sites	407	582	621	600	456	612	696	730	579	27%	2,259	2,616	16%
Other	281	367	330	293	246	365	399	441	396	61%	1,235	1,601	30%

Total	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	$5,147	$4,596	25%	$17,161	$19,983	16%

Gross Bookings by Agency/Merchant
Agency	$2,068	$2,695	$2,728	$2,473	$2,253	$2,910	$3,025	$2,866	$2,703	20%	$10,150	$11,504	13%
Merchant	1,327	1,953	1,837	1,788	1,433	2,106	2,199	2,281	1,893	32%	7,011	8,479	21%

Total	$3,395	$4,648	$4,565	$4,261	$3,687	$5,016	$5,224	$5,147	$4,596	25%	$17,161	$19,983	16%

Revenue by Segment
North America	N/A	$382	$456	$450	$379	$406	$505	$534	$452	19%	$1,667	$1,898	14%
Europe	N/A	85	112	134	121	110	145	183	169	39%	452	607	34%
Other	N/A	27	30	30	32	34	39	42	45	42%	119	160	35%

Total	N/A	$494	$598	$614	$531	$551	$690	$760	$665	25%	$2,238	$2,665	19%

Packages Revenue	$106	$114	$131	$125	$107	$111	$132	$140	$128	20%	$476	$511	7%

Advertising and Media Revenue	$19	$21	$22	$25	$27	$37	$44	$51	$51	90%	$94	$183	93%

OIBA by Segment
North America	N/A	$147	$212	$204	$172	$164	$227	$239	$192	11%	$735	$821	12%
Europe	N/A	15	40	48	55	26	43	68	71	29%	158	208	32%
Other	N/A	(74)	(68)	(72)	(81)	(85)	(83)	(94)	(97)	NM	(294)	(359)	NM

Total	$133	$89	$184	$180	$146	$104	$187	$213	$165	13%	$599	$669	12%

Worldwide Merchant Hotel
Room Nights	8.1	8.1	10.1	11.1	8.7	8.4	11.1	12.9	10.3	18%	38.1	42.7	12%
Room Night Growth	10%	7%	13%	11%	8%	3%	10%	16%	18%	18%	10%	12%	12%
ADR Growth	6%	3%	7%	4%	8%	9%	5%	5%	6%	6%	6%	6%	6%
Revenue per Night Growth	-1%	-4%	4%	2%	7%	13%	4%	5%	4%	4%	3%	6%	6%
Revenue Growth	9%	3%	17%	14%	15%	17%	14%	22%	23%	23%	13%	19%	19%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	8%	3%	-4%	-6%	1%	5%	14%	15%	14%	14%	-2%	12%	12%
Airfare Growth	7%	9%	13%	11%	4%	1%	-3%	2%	9%	9%	9%	2%	2%
Revenue per Ticket Growth	-11%	-9%	-10%	-17%	-15%	-20%	-19%	-5%	-2%	-2%	-13%	-12%	-12%
Revenue Growth	-4%	-7%	-13%	-23%	-14%	-16%	-7%	9%	13%	13%	-14%	-2%	-2%

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Notes & Definitions:
Number of Transactions – Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
North America – Reflects results for travel products and services provided to customers in the United States, Canada, Mexico and Latin America. Includes 100% of TripAdvisor as it is managed in North America.
Europe – Reflects results for travel products and services provided through localized Expedia websites in Austria, Denmark, France, Germany, Ireland, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom and localized versions of Hotels.com in various European countries.
Other – Includes Expedia Corporate Travel, Asia Pacific and unallocated corporate functions and expenses.
Merchant Hotel Room Nights – Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses such as stock-based compensation, and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets, including as part of equity-method investments, and goodwill and/or intangible impairment, if applicable, (4) one-time items, (5) mark to market gains and losses on derivative liabilities, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.

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Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands)
OIBA	$165,195	$146,244	$669,487	$599,018
Amortization of intangible assets	(18,257)	(23,906)	(77,569)	(110,766)
Impairment of intangible asset	—	—	—	(47,000)
Stock-based compensation	(18,600)	(22,738)	(62,849)	(80,285)
Amortization of non-cash distribution and marketing	—	(60)	—	(9,638)

Operating income	128,338	99,540	529,069	351,329

Interest income (expense) , net	(9,169)	1,697	(13,478)	14,799
Other, net	(5,154)	1,721	(18,607)	18,770
Provision for income taxes	(49,884)	(35,928)	(203,114)	(139,451)
Minority interest in (income) loss of consolidated subsidiaries, net	1,226	110	1,994	(513)

Net income	$65,357	$67,140	$295,864	$244,934

Adjusted Net Income & Adjusted EPS

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands, except per share data)
Net income	$65,357	$67,140	$295,864	$244,934
Amortization of intangible assets	18,257	23,906	77,569	110,766
Stock-based compensation	18,600	22,738	62,849	80,285
Amortization of non-cash distribution and marketing	—	60	—	9,638
Impairment of intangible asset	—	—	—	47,000
Federal excise tax refunds	—	—	(12,058)	—
Unrealized (gain) loss on derivative instruments, net	(190)	3,472	5,748	(8,137)
Amortization of intangible assets as part of equity method investments	839	—	2,324	—
Minority interest	(218)	(202)	(729)	(922)
Provision for income taxes	(8,054)	(18,984)	(40,511)	(93,052)

Adjusted net income	$94,591	$98,130	$391,056	$390,512

GAAP diluted weighted average shares outstanding	300,530	343,586	314,233	352,181
Additional restricted stock units	5,736	5,849	6,237	6,189

Adjusted weighted average shares outstanding	306,266	349,435	320,470	358,370

Diluted earnings per share	$0.22	$0.20	$0.94	$0.70

Adjusted earnings per share	0.31	$0.28	$1.22	$1.09

Free Cash Flow

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands)
Net cash provided by operating activities	$(253,287)	$(106,128)	$712,069	$617,440
Less: capital expenditures	(29,038)	(25,051)	(86,658)	(92,631)

Free cash flow	$(282,325)	$(131,179)	$625,411	$524,809

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(in thousands)
Cost of revenue	$146,404	$121,781	$562,401	$502,638
Less: stock-based compensation	(814)	(1,772)	(2,893)	(8,399)

Cost of revenue excluding stock-based compensation	$145,590	$120,009	$559,508	$494,239

Selling and marketing expense	$235,046	$171,417	$992,560	$786,195
Less: stock-based compensation	(3,704)	(4,228)	(12,472)	(15,893)

Selling and marketing expense excluding stock-based compensation	$231,342	$167,189	$980,088	$770,302

General and administrative expense	$85,989	$79,079	$321,250	$289,649
Less: stock-based compensation	(9,495)	(11,394)	(31,851)	(36,877)

General and administrative expense excluding stock-based compensation	$76,494	$67,685	$289,399	$252,772

Technology and content expense	$51,268	$35,505	$182,483	$140,371
Less: stock-based compensation	(4,587)	(5,344)	(15,633)	(19,116)

Technology and content expense excluding stock-based compensation	$46,681	$30,161	$166,850	$121,255
Conference Call
Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full year 2007 financial results and certain forward-looking information on Thursday, February 7, 2008 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 7, 2008 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2006.

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Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents and in-destination concierge service and activity desks for travelers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor®, Expedia Local Expert™, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 50 global points of sale with sites in North America, South America, Latin America, Europe, Middle East, Africa and Asia Pacific. Expedia, Inc. is a component of the S&P 500 index. For more information, visit http://www.expediainc.com/ (NASDAQ: EXPE).
Expedia, Expedia.com, Expedia Corporate Travel and Expedia Local Expert are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations is either a trademark or registered trademark of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com is either a trademark or registered trademark of hotels.com, L.P., a subsidiary of hotels.com in the U.S. and/or other countries. Hotwire is either a trademark or registered trademark of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor is either a trademark or registered trademark of TripAdvisor, LLC in the U.S. and/or other countries. Other logos or product and company names mentioned herein may be the property of their respective owners.
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2008 Expedia, Inc. All rights reserved. CST: 2029030-40

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